EXHIBIT 99.1
IDEX CORPORATION REPORTS FIRST QUARTER 2009 RESULTS;
ADJUSTED EARNINGS PER SHARE OF 33 CENTS
NORTHBROOK, IL, April 20 — IDEX Corporation (NYSE: IEX) today announced first quarter 2009 results.
New orders in the quarter totaled $336 million, down 16 percent compared to the prior-year period. Sales in the quarter totaled $327 million, 12 percent lower than the prior-year period.
First quarter operating income of $39 million was 40 percent lower than the prior-year period. Operating margin of 12.0 percent reflected a 560 basis point decline versus the prior-year period. Excluding the impact of charges related to restructuring ($2.3 million) and the expense related to the fair value adjustment to inventory for recently completed acquisitions ($3.1 million), operating margin was 13.6 percent, down 400 basis points from the prior-year period, primarily due to lower volume.
Net income of $23 million decreased 43 percent versus the first quarter of the previous year. Diluted earnings per share of 28 cents declined 20 cents, or 42 percent, from the first quarter of the previous year. Excluding the impact of restructuring-related charges and the inventory fair value expense, diluted earnings per share was 33 cents, a decline of 15 cents, or 31 percent, from the first quarter of the previous year.
First Quarter 2009 Results
•	Orders decreased 16 percent compared to the prior year (+6 percent acquisitions, -18 organic and -4 percent foreign currency translation).

•	Sales decreased 12 percent compared to the prior year (+7 percent acquisitions, -14 organic and -5 percent foreign currency translation).

•	Net income was $23 million, or 43 percent lower than the prior year. Excluding restructuring-related charges and the inventory fair value expense, net income was $26 million, or 34 percent lower than the prior year.

•	Diluted EPS of 28 cents was 20 cents, or 42 percent, lower than the prior year. Excluding restructuring-related charges and the inventory fair value expense, diluted EPS of 33 cents was 15 cents, or 31 percent, lower than the prior year.

•	EBITDA of $53 million was 16 percent of sales and covered interest expense by 11 times.

•	Free cash flow of $13 million was 46 percent lower than prior year primarily due to $6 million of restructuring-related payments.

“Our markets continued to deteriorate through the first quarter. Accordingly, we took aggressive action to mitigate the loss in profit while not impairing our ability to grow as the economy improves. We have completed a number of structural changes that will serve the company well in both the short and long term.
Our operating model will enable us to generate healthy margins and strong cash flow through the downturn. We’ve managed our balance sheet well and we continue to reinvest in technology, products, facilities and systems to facilitate growth.
Given the current year outlook, we expect second quarter EPS in the range of 34 to 38 cents on a fully diluted basis. For the full year, we project organic revenue to decline 12 to 15 percent resulting in diluted EPS of $1.35 to $1.55.”
Lawrence D. Kingsley
Chairman and Chief Executive Officer
Business Highlights (excluding restructuring-related charges and inventory fair value expense)
Fluid & Metering Technologies
o	Sales in the first quarter of $157.0 million reflected an 8 percent decline compared to the first quarter of 2008 (+12 percent acquisitions, -17 percent organic and -3 percent foreign currency translation).

o	Operating margin of 15.3 percent represented a 320 basis point decline compared with the first quarter of 2008. Excluding the impact of acquisitions, operating margin was 16.2 percent, a 230 basis point decline compared with the prior-year period due to lower sales.

Health & Science Technologies
o	Sales in the first quarter of $74.2 million reflected an 11 percent decline compared to the first quarter of 2008 (+5 percent acquisitions, -14 percent organic and -2 percent foreign currency translation). The organic decline was primarily due to significant market softness in the non-core HST businesses.
o	Operating margin of 17.0 percent reflected a 100 basis point decline compared with the first quarter of 2008. Excluding the impact of the Semrock acquisition, operating margin was 16.0 percent, a 200 basis point decline compared with the prior-year period due to lower sales.
Dispensing Equipment
o	Sales of $32.9 million in the first quarter reflected a 34 percent decline compared with the first quarter of 2008 (-27 percent organic and -7 percent foreign currency translation), as a result of continued deterioration in capital spending for both the North American and European markets.
o	Operating margin of 12.1 percent represented a significant decline compared with the first quarter of 2008 due to much lower volumes in the Americas and Europe.
Fire & Safety/Diversified Products
o	Sales in the first quarter of $65.0 million reflected a 5 percent decline compared with the first quarter of 2008 (+4 percent organic and -9 percent foreign currency translation). Organic growth was driven by demand for fire suppression and rescue equipment.
o	Operating margin of 20.9 percent represented a 490 basis point decline compared with the first quarter of 2008, primarily due to unfavorable product mix within the segment.
For the first quarter of 2009, Fluid & Metering Technologies contributed 48 percent of sales and 45 percent of operating income; Health & Science Technologies accounted for 22 percent of sales and 23 percent of operating income; Dispensing Equipment accounted for 10 percent of sales and 7 percent of operating income; and Fire & Safety/Diversified Products represented 20 percent of sales and 25 percent of operating income.
LIFO to FIFO Inventory Costing Change
Prior to the first quarter of 2009, the company valued certain inventories under the last-in, first-out (LIFO) cost method. As of January 1, 2009, the company changed the method of accounting for these inventories from the LIFO method to the first-in, first-out (FIFO) method. As of December 31, 2008, the inventories for which the LIFO method of accounting was applied represented approximately 85% of total net inventories. The company believes that this change is to a preferable method which better reflects the current cost of inventory on its consolidated balance sheets. After this change, all of the company’s worldwide inventories will have a consistent inventory costing method. The company applied this change in accounting principle retrospectively to all prior periods presented herein in accordance with Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections.” The subsequent impact on the first quarter of 2009 results was a $3.1 million expense related to the fair value adjustment to inventory for recently completed acquisitions.
Conference Call to be Broadcast over the Internet
IDEX will broadcast its first quarter earnings conference call over the Internet on Tuesday, April 21, 2009 at 9:30 a.m. CT. Chairman and Chief Executive Officer Larry Kingsley and Vice President and Chief Financial Officer Dominic Romeo will discuss the company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 888.203.1112 or 719.457.0820 and using conference ID #3284764.
A Note on EBITDA and Free Cash Flow
EBITDA means earnings before interest, income taxes, depreciation and amortization and non-recurring non-cash charges, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

EBITDA and Free Cash Flow bridge

	For the Quarter Ended
	March 31,			December 31,
	2009	2008	Change	2008	Change
Income before Taxes	$34.1	$59.9	(43)%	$33.6	2%
Depreciation and Amortization	13.6	12.0	13	13.5	1
Interest	4.8	5.7	(15)	5.2	(8)

EBITDA	$52.5	$77.6	(32)	$52.3	—

Cash Flow from Operating Activities	$17.1	$30.2	(43)%	$54.7	(69)%
Capital Expenditures	(4.9)	(6.3)	(23)	(8.7)	(44)
Excess Tax Benefit from Stock-Based Compensation	0.6	0.1	n/m	0.2	n/m

Free Cash Flow	$12.8	$24.0	(46)	$46.2	(72)

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries — all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.
For further information on IDEX Corporation and its business units, visit the company’s Web site at www.idexcorp.com.
(Tables follow)

IDEX CORPORATION
IDEX CORPORATION
Condensed Statements of Consolidated Operations
(in thousands except per share amounts)

	Three Months Ended
	March 31,
	2009	2008 (a)

Net sales	$326,613	$371,662
Cost of sales	203,419	219,182

Gross profit	123,194	152,480
Selling, general and administrative expenses	81,782	87,068
Restructuring expenses	2,251	—

Operating income	39,161	65,412
Other income (expense) — net	(191)	175
Interest expense	4,821	5,666

Income before income taxes	34,149	59,921
Provision for income taxes	11,544	20,318

Net income	$22,605	$39,603

Earnings per Common Share:

Basic earnings per common share	$0.28	$0.49

Diluted earnings per common share	$0.28	$0.48

Share Data:

Basic weighted average common shares outstanding	79,513	81,067

Diluted weighted average common shares outstanding	80,219	82,288
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2009	2008 (a)

Assets
Current assets
Cash and cash equivalents	$63,097	$61,353
Receivables — net	205,730	205,269
Inventories	176,805	181,200
Other current assets	31,867	32,866

Total current assets	477,499	480,688
Property, plant and equipment — net	179,897	186,283
Goodwill and intangible assets	1,444,964	1,470,289
Other noncurrent assets	8,898	14,540

Total assets	$2,111,258	$2,151,800

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$84,971	$87,304
Accrued expenses	100,919	117,186
Short-term borrowings	1,786	5,856
Dividends payable	—	9,523

Total current liabilities	187,676	219,869
Long-term borrowings	541,766	548,144
Other noncurrent liabilities	228,611	239,004

Total liabilities	958,053	1,007,017
Shareholders’ equity	1,153,205	1,144,783

Total liabilities and shareholders’ equity	$2,111,258	$2,151,800

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IDEX CORPORATION
IDEX CORPORATION
Company and Business Group Financial Information
(dollars in thousands)

	Three Months Ended
	March 31, (b)
	2009	2008 (a)

Fluid & Metering Technologies Net sales	$157,018	$170,930
Operating income (c)	24,069	31,607
Operating margin	15.3%	18.5%
Depreciation and amortization	$7,769	$6,313
Capital expenditures	2,557	2,391

Health & Science Technologies Net sales	$74,188	$83,642
Operating income (c)	12,649	15,019
Operating margin	17.0%	18.0%
Depreciation and amortization	$3,513	$2,953
Capital expenditures	1,262	1,646

Dispensing Equipment Net sales	$32,873	$50,008
Operating income (c)	3,979	11,244
Operating margin	12.1%	22.5%
Depreciation and amortization	$784	$1,138
Capital expenditures	(92)	530

Fire & Safety/Diversified Products Net sales	$64,982	$68,663
Operating income (c)	13,571	17,730
Operating margin	20.9%	25.8%
Depreciation and amortization	$1,280	$1,354
Capital expenditures	822	1,107

Company Net sales	$326,613	$371,662
Operating income	44,483	65,412
Operating margin	13.6%	17.6%
Depreciation and amortization (d)	$13,594	$12,049
Capital expenditures	5,152	5,977

(a)	Certain prior year amounts have been restated to reflect the LIFO to FIFO inventory costing change.

(b)	Three month data includes acquisition of IETG (October 2008), iPEK (October 2008) and Richter (October 2008) in the Fluid & Metering Technologies Group and Semrock (October 2008) in the Health & Science Technologies Group from the date of acquisition.

(c)	Group operating income excludes unallocated corporate operating expenses, restructuring-related charges and the inventory fair value expense.

(d)	Excludes amortization of debt issuance expenses and unearned compensation.